Exhibit 99.1

2013-10
Contact: Jeff Altamari
Vice President, Investor Relations
(713) 513-3344

CAMERON ELECTS  H. PAULETT EBERHART TO BOARD OF DIRECTORS

HOUSTON (December 9, 2013) -- Cameron has elected H. Paulett Eberhart to the Company’s Board of Directors, effective December 9, 2013.

Eberhart, 60, is currently Chief Executive Officer of CDI Corporation (NYSE:CDI). She joined CDI as President and Chief Executive Officer in January 2011. Eberhart came to CDI from HMS Ventures, a privately-held real estate and consulting services firm where she served as Chairman and Chief Executive Officer. Prior to that, she served as President and CEO of Invensys Process Systems, a $1.7 billion industrial automation firm. Her resume also includes a 26-year career at Electronic Data Systems (EDS, now part of HP), where she held multiple senior-level financial and operational roles, including four presidencies. Most recently, she served as Corporate Senior Vice President and EDS’ President for the Americas, leading the company’s largest operating unit. With an extensive background in information technology, and engineering solutions and business services, Eberhart holds a BS in Business Administration, Accounting from Bowling Green State University in Ohio and is a Certified Public Accountant. Eberhart sits on the Board of Directors of CDI Corporation (CDI), Philadelphia, PA; Advanced Micro Devices (AMD), Sunnyvale, CA; and Anadarko Petroleum Corporation (APC).

Cameron Chairman and Chief Executive Officer Jack B. Moore said, “We are pleased to welcome Paulett Eberhart to Cameron’s board.  Her knowledge of technical industries, the oil and gas industry and her history of leadership in world-class organizations will prove valuable to Cameron and its shareholders.”

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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Website: www.c-a-m.com